INTERCOMPANY AGREEMENT

                    INTERCOMPANY AGREEMENT, dated as of November 9, 1994, by and between KMART CORPORATION, a Michigan corporation ("Kmart"), and OFFICEMAX, INC., an Ohio corporation (the "Company").

                    WHEREAS, Kmart is the owner of in excess of 90% of the issued and outstanding shares of common stock of the Company ("Common Stock") as of the date hereof and Kmart and the Company have determined to have the Company offer to the public shares of Common Stock in an initial public offering (the "Public Offering") as described in the Company's Registration Statement on Form S-1 (File No. 33-83528), originally filed with the Securities and Exchange Commission on August 31, 1994 (as amended, the "Registration Statement");

                    WHEREAS, following completion of the Public
          Offering, Kmart will own less than 50% of the outstanding shares of Common Stock;

                    WHEREAS, prior to the Public Offering, Kmart and the Company have been part of the same consolidated group for financial reporting and Federal income tax purposes and Kmart has provided the Company with certain corporate, general and administrative services incident to the conduct of its business;

                    WHEREAS, following completion of the Public
          Offering, Kmart will continue to provide certain services to the Company;

                    WHEREAS, following completion of the Public
          Offering, the Company will continue to provide Kmart with certain information and take or refrain from taking certain actions until such time as Kmart no longer accounts for its investment in the Company under the equity method of accounting; and

                    WHEREAS, Kmart and the Company desire to enter into this Agreement which sets forth the agreements between Kmart and the Company regarding the foregoing matters.

                    NOW, THEREFORE, in consideration of the
          premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

                       FINANCIAL AND OTHER INFORMATION

                    SECTION 1.1  Equity Accounting Period.  The
          Company agrees that, during any period in which Kmart owns at least 20% of the voting power of the capital stock of the Company then outstanding or 20% of the capital stock of the Company then outstanding, or in which Kmart is required to account for its investment in the Company under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied):

                         (a)  Maintenance of Books and Records.
          The Company shall, and shall cause each of its consolidated subsidiaries to, maintain a system of internal accounting controls that shall provide reasonable assurance that: (1) the Company's and such subsidiaries' books, records and accounts fairly reflect transactions and dispositions of assets, and (2) the specific objectives of accounting control are achieved.

                         (b)  Monthly Financial Information.  As
          soon as practicable, but in any event within 12 business days after the end of each month in each fiscal year of the Company, the Company shall deliver to Kmart its pre- and after-tax net income for the month and the year to date period for the Company and its subsidiaries.

                         (c)  Unaudited Quarterly Financial
          Statements. As soon as practicable, but in any event within 35 days after the end of each of the first three fiscal quarters in each fiscal year of the Company, the Company shall deliver to Kmart drafts of (i) the consolidated financial statements of the Company and its subsidiaries (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X of the General Rules and Regulations under the Securities Act of 1933, as amended ("Regulation S-X"), and (ii) a discussion and analysis by management of the Company's and its subsidiaries' financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended ("Regulation S-K"). The foregoing requirement may be satisfied by the delivery of a draft Quarterly Report on Form 10-Q. The information set forth in (i) and (ii) above is herein referred to as the "Quarterly Financial Statements." The Company shall deliver to Kmart all revisions to such drafts as soon as any such revisions are prepared or made. No later than two business days prior to the date the Company publicly files the Quarterly Financial Statements with the Securities and Exchange Commission (the "SEC") or otherwise, the Company shall deliver to Kmart the final form of the Quarterly Financial Statements to be filed with the SEC. Kmart acknowledges that the Quarterly Financial Statements may reflect adjustments from the summary financial statements provided pursuant to Section 1.1(b).

                         (d)  Audited Annual Financial Information.
          As soon as is practicable, but in any event within 60 days after the end of each fiscal year of the Company, the Company shall deliver to Kmart drafts of (i) the consolidated financial statements of the Company (and notes thereto) for such year, setting forth in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and (ii) a discussion and analysis by management of the Company's and its subsidiaries' financial condition and results of operations for such year, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The foregoing requirement may be satisfied by the delivery of a draft Annual Report on Form 10-K. The information set forth in (i) and (ii) above is herein referred to as the "Annual Financial Statements." The Company shall deliver to Kmart all revisions to such drafts as soon as any such revisions are prepared or made. The Company shall deliver to Kmart, within 80 days after the end of each fiscal year of the Company, the final form of the Annual Financial Statements accompanied by a report thereon by the Company's independent certified public accountants.

                         (e)  Other Financial Information.  The
          Company shall provide to Kmart upon request such other information as Kmart may reasonably need in order to analyze the business, results of operations and financial condition of the Company and its subsidiaries. The Company shall deliver to Kmart all Quarterly and Annual Financial Statements of each subsidiary of the Company in which the Company owns a majority of the common equity therein that is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those consolidated financial statements of the Company required to be delivered to Kmart pursuant to this Section 1.1.

                         (f)  Public Information and SEC Reports.
          Except as more particularly described in paragraphs (c) and (d) above, the Company and each of its subsidiaries that files information with the SEC shall deliver to Kmart (to the attention of its Corporate Secretary) as soon as substantially final drafts are prepared all reports, notices and proxy and information statements to be sent or made available by the Company or any of its subsidiaries to their securityholders and all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Securities Exchange Act of 1934, as amended (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and all registration statements and prospectuses to be filed by the Company or any of its subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the "Company Public Documents"), and, as soon as practicable, but in no event later than one business day prior to the date the same are printed, sent or filed, whichever is earliest, final copies of all Company Public Documents.

                    No later than immediately prior to issuance, the Company shall deliver to Kmart copies of all press releases and other statements to be made available by the Company or any of its subsidiaries to the public relating to information concerning material developments in the business, properties, results of operations, financial condition or prospects of the Company or any of its subsidiaries. No report, registration, information or proxy statement, prospectus or other document that refers, or contains information with respect, to Kmart shall be filed with the SEC or otherwise made public by the Company or any of its subsidiaries without notice to and the consent (written or oral) of Kmart with respect to those portions of such document that contain information with respect to Kmart, which consent will not be unreasonably withheld, delayed or conditioned, provided, however, that the Company need not obtain the consent of Kmart for descriptions of intercompany agreements between itself and Kmart to the extent that such descriptions are substantially identical to the descriptions contained in the Registration Statement.

                         (g)  Earnings Releases.  Kmart agrees
          that, unless required by law, rule or regulation or unless the Company shall have consented thereto, Kmart shall not release any monthly financial information of the Company or any of its subsidiaries under any circumstances and Kmart shall not release to the general public any quarterly or annual financial information of the Company or any of its subsidiaries (the "Company Information") delivered to Kmart pursuant to this Section
          1.1 prior to the time that the Company publicly releases financial information of the Company for the relevant period. The Company and Kmart shall consult on the timing of their annual and quarterly earnings releases and shall give each other an opportunity to review the information therein relating to the Company and its subsidiaries and to comment thereon. In the event that Kmart is required by law to publicly release such Company Information prior to the public release of the Company's financial information, Kmart shall give the Company notice of such release of Company Information as soon as practicable but in no event later than immediately prior to such release of Company Information.

                         (h)  Kmart Public Filings.  The Company
          shall cooperate fully with Kmart to the extent reasonably requested by Kmart in the preparation of Kmart's public earnings releases, quarterly reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Kmart with the SEC, any national securities exchange or otherwise made publicly available (collectively, "Kmart Public Filings"). The Company agrees to provide to Kmart such information concerning the Company as Kmart reasonably requests in writing in connection with any such Kmart Public Filings. Following request by Kmart, such information concerning the Company shall be provided by the Company in a timely manner to enable Kmart to prepare, print and release such Kmart Public Filings on such date as Kmart shall have determined and notified the Company thereof. If and to the extent reasonably requested in advance by Kmart, the Company shall review all drafts of such Kmart Public Filings prior to any printing or public release thereof, and certify (through an appropriate executive officer) that the information relating to the Company in such Kmart Public Filing is accurate.

                         (i)  Coordination of Auditors' Opinions.
          For so long as each party hereto maintains its fiscal year end as it exists on the date hereof, the Company shall use its reasonable efforts to enable its independent certified public accountants (the "Company's Auditors") to complete their audit such that they will date their opinion on the Company's audited annual financial statements (the "Company Annual Financial Statements") (i) within 40 days of the end of the Company's fiscal year or (ii) within five business days of the date that Kmart's independent certified public accountants ("Kmart's Auditors") date their opinion on Kmart's audited annual financial statements (together with Kmart's Annual Report to Shareholders, the "Kmart Annual Statements"), whichever is later, and to enable Kmart to meet its timetable for the printing, filing and public dissemination of the Kmart Annual Statements.

                         (j)  Cooperation in Preparation of Kmart
          Annual Statements. The Company shall provide to Kmart on a timely basis all information that Kmart reasonably needs to meet its schedule for the preparation, printing, filing and public dissemination of the Kmart Annual Statements. In this respect, the Company shall provide all required financial information with respect to the Company and its consolidated subsidiaries to the Company's Auditors in a sufficient and reasonable time and in reasonably sufficient detail to permit the Company's Auditors to take all steps and perform all review necessary to provide sufficient assistance to Kmart's Auditors with respect to information to be included or contained in the Kmart Annual Statements, such assistance to Kmart's Auditors to be in conformity with current and past practices.

                         (k)  Access to Personnel and Working
          Papers. The Company shall authorize the Company's Auditors to make available to Kmart's Auditors, at Kmart's expense, both the personnel who performed or are performing the annual audit of the Company and work papers related to the annual audit of the Company, in all cases within a reasonable time after the Company's Auditors' opinion date, so that Kmart's Auditors are able to perform the procedures they consider reasonably necessary to take responsibility for the work of the Company's Auditors as it relates to Kmart's Auditors' report on Kmart's statements, all within sufficient time to enable Kmart to meet its timetable for the printing, filing and public dissemination of the Kmart Annual Statements.

                    SECTION 1.2 Ten Percent Period. The Company agrees that, during any period in which Kmart holds at least 10% but less than 20% of the voting power of the capital stock of the Company then outstanding, the Company shall furnish to Kmart as soon as publicly available, copies of all financial statements, reports, notices and proxy statements sent by the Company in a general mailing to all its shareholders, of all reports on Forms 10-K, 10-Q and 8-K, of all final prospectuses filed pursuant to Rule 424 under the Securities Act.

                    SECTION 1.3 Confidentiality. All information provided by the Company to Kmart and its employees, agents or representatives (collectively, "representatives") pursuant to this Article I shall, except if the purpose for which such information is furnished pursuant to this Agreement contemplates disclosure thereof (in which case such information shall remain confidential until public disclosure thereof), be kept confidential by Kmart and its representatives, and Kmart and its representatives shall not disclose any such information in any manner whatsoever, until such information is disclosed by the Company or otherwise becomes generally available to the public through no breach of this Agreement by Kmart, except (i) as such disclosure may be required by law, rule or regulation and
          (ii) to any person who agrees in writing to keep such information confidential to the same extent provided herein.

                                  ARTICLE II

                          ON-GOING RELATIONS BETWEEN
                            THE COMPANY AND KMART

                    SECTION 2.1 Services to be Provided by Kmart. At the request of the Company, Kmart agrees to continue to provide the Company with certain management and administrative services (collectively, the "Services"), to the same extent as currently provided, in the following areas: tax, accounting, human resources, travel, employee benefits, data processing and real estate. Kmart further agrees to provide facilities and personnel to carry out the foregoing. Services may be provided by (i) any subsidiary, affiliate or employee of Kmart or its subsidiaries or affiliates or (ii) by a third party at the sole discretion of Kmart. Such Services shall be provided for a period ending on the first anniversary of the date of this Agreement, unless earlier discontinued by written notice from the Company to Kmart.

                    SECTION 2.2  Fees for Services.  In
          consideration of Kmart providing the Services, the Company agrees to pay to Kmart, after the receipt of statements setting forth such expenses, (but in no event more frequently than monthly), an amount in cash equal to the intercompany charge therefor calculated in a manner substantially consistent with the parties' past practices. Any such statement shall be payable net 20 days from the date of such statement. Unpaid statements shall accumulate interest at the rate provided for in the Cash Management Agreement between the Company and Kmart of even date herewith, regardless of whether such agreement is still in effect. Notwithstanding the foregoing, in the event the Cash Management Agreement is still in effect at the time Services would be invoiced, the fee shall be charged to the Company on its Inter-Company Account and treated as an Obligation (as such terms are defined in the Cash Management Agreement).
          Such charge shall be made on the 15th of each month and shall bear interest as provided in the Cash Management Agreement.

                    SECTION 2.3 Third Party Relationships. After the date hereof, to the extent permitted under the applicable agreement, the Company may, at its election, continue to purchase merchandise, supplies, equipment, software and/or services under agreements which Kmart has with suppliers (the "Third Party Agreements"). As between Kmart and the Company, the Company shall be responsible for any purchases made, and its performance under, any Third Party Agreement.

                    SECTION 2.4  Indemnification.  The Company
          shall indemnify and hold harmless Kmart, any subsidiary or affiliate providing Services and any employee, director or officer of Kmart or such subsidiaries or affiliates from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "losses") incurred by Kmart or such subsidiary, affiliate, employee, director or officer in connection with or arising from (i) this Agreement, (ii) Services provided by Kmart or such subsidiary, affiliate, employee, director or officer or a third party hereunder or (iii) purchases or performance by the Company under any Third Party Agreement, except to the extent such losses shall have been finally judicially determined to have resulted directly from the gross negligence or willful misconduct of Kmart or its subsidiaries, affiliates, employees, directors or officers. The Company hereby releases Kmart and such subsidiaries, affiliates, employees, directors and officers from and against any losses arising out of or in connection with this Agreement, except to the extent such losses shall have been finally judicially determined to have resulted directly from the gross negligence or willful misconduct of Kmart or its subsidiaries, affiliates, employees, directors or officers.

                    SECTION 2.5  1988 Options.  Kmart agrees to
          provide to the Company 67,377 shares of the Company's Common Stock as needed from time to time upon exercise of the options outstanding under the Option Cancellation and Amendment Agreements dated as of November 15, 1991 between the Company and certain of its employees; the Company agrees to pay the exercise price therefor to Kmart; and Kmart shall have no further liability with respect to such options.

                                 ARTICLE III

                       TAX TREATMENT OF KMART ADVANCES


                    The parties hereby acknowledge and agree that, for federal income tax purposes, (i) the amount that has been advanced by Kmart to the Company prior to the closing of the Public Offering, up to an aggregate amount of $550,000,000 (the "Kmart Funding Amounts"), is intercompany indebtedness of the Company (the "Intercompany Indebtedness"), (ii) the Intercompany Indebtedness shall be treated as having been satisfied by
          (a) a payment to Kmart of an amount equal to the net proceeds of the Public Offering (the "Debt Repayment Amount") and (b) the issuance of 3,184,774 Common Shares of the Company, subject to adjustment (the "Additional Shares"), and (iii) to the extent that the sum of (x) the Debt Repayment Amount and (y) the fair market value of the Additional Shares (as of the date of issuance) is less than the Intercompany Indebtedness, such difference shall be treated as a contribution to the capital of the Company (the "Capital Contribution"). The parties further acknowledge and agree that (i) on or prior to the date on which the Company executes and delivers an underwriting agreement in connection with the Public Offering, the Company shall issue a promissory note to Kmart with a stated principal amount equal to the Debt Repayment Amount (the "Promissory Note") and (ii) in accordance with the above acknowledgement and agreement, the federal income tax accounting with respect to the Intercompany Indebtedness shall reflect the Promissory Note, the Additional Shares and the Capital Contribution.

                                  ARTICLE IV

                                MISCELLANEOUS

                    SECTION 4.1  Injunctive Relief.  Each of the
          Company and Kmart acknowledges and agrees that its covenants and obligations under Article I hereof are special, unique and relate to matters of extraordinary importance to Kmart and the Company, respectively, that in the event the Company or Kmart fails to perform, observe or discharge any of its obligations under such
          Article I Kmart or the Company, as the case may be, will be irreparably harmed and that no remedy at law will provide adequate relief to Kmart or the Company, as the case may be. The Company and Kmart agree that the other party hereto shall be entitled to a temporary restraining order and temporary and permanent injunctive and other equitable relief in case of any failure by the Company or Kmart, as the case may be, to perform, observe or discharge any of its covenants or obligations under
          Article I hereof and without the necessity of proving actual damages. Neither Kmart nor the Company will seek equitable relief without giving at least one business day's prior written notice to the other party hereto.
          The remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies, either legal or equitable, against any other party hereto.

                    SECTION 4.2 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE
          INTERNAL LAWS OF THE STATE OF MICHIGAN.

                    SECTION 4.3  No Assignment.  Neither this
          Agreement nor any right granted hereunder may be assigned by either party either voluntarily or by operation of law without the other party's prior written consent, which may be granted or withheld in such party's sole discretion, and any attempted assignment without such consent shall be void and of no effect whatsoever.

                    SECTION 4.4 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

                    SECTION 4.5 Amendment. This Agreement may be amended only by a written instrument duly executed by each of the parties.

                    SECTION 4.6  Headings.  The article headings
          and section headings and subheadings contained in this Agreement are for reference purposes only and will not affect in any manner the meaning or interpretation of this Agreement.

                    SECTION 4.7  Notices.  Unless expressly
          provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given
          (i) when personally delivered or (ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter refused by the addressee or its agent or (iii) if sent by overnight carrier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent:

                         If to the Company, to:

                         OfficeMax, Inc.
                         3605 Warrensville Center Road
                         Shaker Heights, Ohio 44122
                         Attention:  Todd DuChene

                         If to Kmart, to:

                         Kmart Corporation
                         3100 West Big Beaver Road
                         Troy, Michigan  48084
                         Attention:  Anthony N. Palizzi
                         Facsimile No.:  810-643-1054

                         with a separate copy to:

                         Frederic Tinsey at the same address
                         Facsimile No.:  810-637-8854

          or to such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above.


                    Notwithstanding the foregoing, the Company's financial information, earnings releases and press releases to be provided hereunder may be provided by telecopy or electronic data exchange to Kmart at the above address, attention: Director of Investor Relations.

                    SECTION 4.8 Counterparts. For the convenience of the parties, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    SECTION 4.9  Severability.  If any term,
          provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.


                    IN WITNESS WHEREOF, Kmart and the Company have caused this Agreement to be duly executed by their authorized representative as of the date first above written.

                                        KMART CORPORATION

                                        By /s/ Thomas F. Murasky
                                          __________________________
                                          Thomas F. Murasky
                                          Executive Vice President
                                          and Chief Financial Officer

                                        OFFICEMAX, INC.

                                        By /s/ Michael Feuer
                                          _____________________________
                                          Michael Feuer
                                          President and Chief
                                          Executive Officer